Exhibit 23(ii).1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Internet Commerce Corporation on Form S-3 of our report dated October 29, 2001 relating to the consolidated financial statements and financial statement schedule for the years ended July 31, 2001 and 2000, appearing in the Annual Report on Form 10-K of Internet Commerce Corporation for the year ended July 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
December 19, 2001